Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
StarCite, Inc.:
We consent to incorporation by reference in the registration statements (Nos. 333-160252, 333-34736, 333-76870, 333-76872 and 333-126808) on Form S-8, the registration statements (Nos. 333-162447 and 333-115702) on Form S-3 and the registration statement (no. 333-162448) on Form S-4 of Internet Capital Group, Inc. and subsidiaries of our report dated March 19, 2010, with respect to the consolidated balance sheet of StarCite, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the two-year period ended December 31, 2009, which report appears in the December 31, 2010 annual report on Form 10-K of Internet Capital Group, Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 16, 2011